Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Frontier Financial Corporation


We consent to the incorporation by reference in the Frontier Financial Corporation 2006 Stock Option and Incentive Plan Registration Statement on Form S-8, filed August 3, 2006 of our report dated March 14, 2006, with respect to the consolidated statement of financial condition of Frontier Financial Corporation and Subsidiaries as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income, shareowners' equity and cash flows for the three years ended December 31, 2005, and in our same report with respect to Frontier Financial Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which is included in the Annual Report on Form 10-K of Frontier Financial Corporation for the year ended December 31, 2005.

/s/ MOSS ADAMS LLP

Everett, Washington
August 3, 2006